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                                    GUARANTY

                 THIS GUARANTY (this "Guaranty") is made and entered into as of January 16, 2001 by Quixote Corporation, a Delaware corporation ("Guarantor").

                                    RECITALS

                 WHEREAS, Quixote Transportation Safety, Inc., a Delaware corporation and a wholly-owned subsidiary of Guarantor ("Buyer"), concurrent with the execution of this Guaranty has entered into that certain Stock Purchase Agreement of even date herewith (as it may be amended from time to time, the "Stock Purchase Agreement"; capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement) with Mark Fernandez and Guadalupe Martinez.

                 WHEREAS, pursuant to the Stock Purchase Agreement, the consideration paid by Buyer includes delivery of that Promissory Note issued to Mark Fernandez ("Seller") on January 16, 2001 ("Promissory Note"); and

                 WHEREAS, Guarantor owns all of the outstanding shares of capital stock of Buyer, and thus will derive a financial benefit from the Stock Purchase Agreement.

                 NOW, THEREFORE, in consideration of the above Recitals, which are incorporated into the Guaranty below by reference as if fully set forth therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees with Seller as follows:

                                    AGREEMENT

                                    ARTICLE I

                                    GUARANTY

                 Section 1.1. GUARANTY. Guarantor hereby unconditionally and irrevocably guaranties to Seller the prompt payment in full, whether at maturity, by acceleration or otherwise (on demand and in lawful money of the United States) and performance of any and all Guarantied Obligations (as defined below) when they become due. The term "Guarantied Obligations" as used herein means: (i) Buyer's obligations to pay principal, interest, and other amounts payable to Seller under the Promissory Note, (ii) Buyer's obligations to pay all reasonable costs, legal expenses, attorneys' fees, paralegals' fees, and professional fees of every kind, paid or incurred by the Seller in enforcing its rights under the Promissory Note, in each case, subject to the terms and conditions set forth therein (as may be amended or waived by such Buyer and Seller from time to time), and (iii) any and all obligations of Buyer arising out of the Stock Purchase Agreement.

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                 Section 1.2. CONTINUING GUARANTY. This is a continuing guaranty of the Guarantied Obligations and shall remain in full force and effect until payment and performance in full of the Guarantied Obligations. Guarantor understands and agrees that this Guaranty shall be construed as an irrevocable and continuing guaranty of payment and performance. Guarantor authorizes Buyer and Seller without notice or demand and without affecting Guarantor's liability hereunder, to make any change from time to time to the terms of the Promissory Note or in any other term of all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from the Promissory
Note or any of the documents executed in connection therewith.

                 Section 1.3. NATURE OF GUARANTY. This Guaranty is a guaranty of full payment and performance and not merely of collectibility. A separate action or separate actions under this Guaranty may be brought and prosecuted against Guarantor whether or not any action is brought or prosecuted against Buyer or any other person or whether Buyer or any other person is joined in any such action or actions. Any circumstance which operates to toll any statute of limitations applicable to Buyer shall also operate to toll the statute of limitations applicable to Guarantor.

                 Section 1.4. WAIVERS. Guarantor hereby waives the right to require Seller to proceed against Buyer or any other person liable on the Guarantied Obligations or to pursue any other remedy in Seller's power whatsoever, and Guarantor waives the right to have the proceeds of property of Buyer or any other person liable on the Guarantied Obligations first applied to the discharge of the Guarantied Obligations. When making any demand on Guarantor hereunder against the Guarantied Obligations, Seller may, but shall be under no obligation to, make a similar demand on Buyer, and any failure by Seller to make any such demand or to collect any payments from Buyer shall not relieve Guarantor of its obligations or liabilities hereunder. Seller may, at its election, exercise any right or remedy it may have against Buyer or any other person without affecting or impairing in any way the liability of Guarantor hereunder, except to the extent the Guarantied Obligations have been indefeasibly paid, and Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other right or remedy of Guarantor against Buyer, whether resulting from such election by Seller or otherwise. Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under any applicable law purporting to reduce a guarantor's obligations in proportion to the obligation of the principal. Guarantor hereby waives any defense based upon or arising by reason of: (a) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Buyer, or any defect in the formation of Buyer;
(b) any act or omission by Buyer which directly or indirectly results in or aids the discharge of Buyer or any Guarantied Obligations by operation of law or otherwise; (c) any modification of the Guarantied Obligations, in any form whatsoever, including without limitation the renewal, extension, acceleration or other change in time for payment or performance of the Guarantied Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Guarantied Obligations or any part thereof, (d) any disability or other defenses of Buyer, (e) any and all notices of every kind and description which may be required to

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be given by any statute or rule of law in any jurisdiction, or (f) any requirement of diligence or promptness on the part of Seller in the enforcement of any rights under the provisions of the Guaranteed Obligations or this Guaranty. Guarantor hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional obligations. Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Buyer and of all other circumstances bearing upon the risk of nonpayment or nonperformance by Buyer of the Guarantied Obligations which diligent inquiry would reveal, represents that they have adequate means of obtaining such financial information from Buyer on a continuing basis, and agrees that Seller shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances.

                 Section 1.5. BANKRUPTCY NOT DISCHARGE. Notwithstanding anything to the contrary herein contained, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Guarantied Obligations is rescinded or must otherwise be restored or returned by Seller upon the insolvency, bankruptcy or reorganization of Buyer. Notwithstanding any modification, discharge or extension of the Guarantied Obligations or any amendment, waiver, modification, stay or cure of Seller's rights which may occur in any bankruptcy or reorganization case or proceeding concerning Buyer, whether permanent or temporary, and whether or not assented to by Seller, Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guarantied Obligations and discharge its other obligations in accordance with the terms of the Guarantied Obligations as set forth in this Guaranty in effect on the date hereof. Guarantor understands and acknowledges that by virtue of this Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Buyer.

                 Section 1.6. GUARANTOR'S UNDERSTANDINGS WITH RESPECT TO WAIVERS. Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor's full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law.


                                   ARTICLE II

                                  MISCELLANEOUS

                  Section 2.1. SET OFF. Notwithstanding anything herein, this Guaranty does not in any way waive, modify or derogate Buyer's right to set-off as set forth in the Stock Purchase Agreement and the Promissory Note.

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                 Section 2.2. NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that a copy of such notice or other communication is promptly thereafter mailed or sent in accordance with the provisions of clause (ii) or (iv) hereof, or (iv) if sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, the day following being so sent:

                 If to Guarantor or Buyer:

                 Quixote Corporation
                 One East Wacker Drive
                 30th Floor
                 Chicago, IL 60601
                 Attn.: Leslie J. Jezuit
                 Telecopier No.:    (312) 467-0197

                 with copies to:

                 McBride, Baker & Coles
                 500 West Madison Street
                 40th Floor
                 Chicago, IL 60661-2511
                 Attn.: Anne Hamblin Schiave
                 Telecopier No.: (312) 993-9350

                 If to Seller:

                 Mark Fernandez
                 6 Obispo
                 Rancho Santa Margarita, California  92688

                 with a copy to:

                 Rutan & Tucker, LLP
                 611 Anton Boulevard
                 14th Floor
                 Costa Mesa, CA 92626-1998
                 Attn.: Vicki Dallas
                 Telecopier No.: (714) 546-9035

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                 Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

                 Section 2.3. SEVERABILITY. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  Section 2.4. GOVERNING LAW; JURISDICTION. This Guaranty shall be governed by and construed in accordance with the substantive laws of the State of California and the United States of America without regard to any law which would result in the selection or application of the law of any other jurisdiction.

                 Section 2.5. BINDING EFFECT; ASSIGNMENT. This Guaranty shall be binding upon and inure to the benefit of Seller and Guarantor and their respective successors and assigns, provided that Guarantor shall not have the right to assign its rights and obligations hereunder without the prior written consent of Seller (and any attempted assignment in contravention of the terms hereof shall be void). This Guaranty shall, without further reference, pass to, and may be relied on and enforced by, any successor or assignee of Seller.

                  Section 2.6. HEADINGS. Article and Section headings in this Guaranty are included herein for the convenience of reference only and shall not constitute a part of this Guaranty for any other purpose.

                  Section 2.7. ENTIRE AGREEMENT. This Guaranty constitutes the entire agreement and understanding between the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous drafts, agreements, representations and understandings of the parties. Each party acknowledges that it has expressly bargained for a prohibition of any implied or oral amendments or modifications of any kind, nature or character. Each party agrees and acknowledges that this Guaranty is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties, and that the parties intend the literal words of this agreement to govern the transactions described herein, and for all prior negotiations, drafts and other extraneous communications to have no significance or evidentiary effect whatsoever.

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                 IN WITNESS WHEREOF, this Guaranty has been entered into by the undersigned as of the date and year first above written.

                                   GUARANTOR:

                                   Quixote Corporation,
                                   a Delaware corporation

                                   By:  /s/ Leslie J. Jezuit
                                       -----------------------------------------

                                   Name:  Leslie J. Jesuit
                                         ---------------------------------------

                                   Title:  CEO and President
                                          --------------------------------------



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